UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2018

VIVEVE MEDICAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-11388	04-3153858
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Inverness Drive South, Building B, Suite 250, Englewood, Colorado	80112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 696-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On June 4, 2018, Viveve Medical, Inc. (the “Company”) entered into a Settlement and License Agreement (the “Settlement Agreement”) with ThermiGen LLC and ThermiAesthetics LLC (“Thermigen,” collectively) and Dr. Red Alinsod (together with Thermigen, “Defendants”), resolving the Company’s patent litigation against Defendants. The litigation arose from the Company’s claim that Defendants were improperly using the Company’s patented technology without consent. Pursuant to the Settlement Agreement, the parties agreed to resolve all currently pending disputes between them, including seeking dismissal of the litigation captioned as Viveve, Inc. v. Thermigen LLC, et al., No. 2:16-1189 (E.D. Tex.), as well as the two inter partes review proceedings (Nos. 2018-0088 and 2018-0089), pending before the United States Patent and Trademark Office Patent Trial and Appeal Board.

Under the terms of the Settlement Agreement, Viveve grants to Defendants a non-exclusive, non-transferable license to U.S. Patent No. 8,961,511 and to any other patent claiming priority to or through U.S. Serial No. 11/704,067 for the current version of Thermigen’s ThermiVa system (which includes RF generators and consumables). Thermigen provided Viveve with a covenant not to sue it or its customers for infringement of intellectual property rights for which Thermigen or its Affiliates has pending U.S. patent applications (or applications that later claim priority to such applications) in the field of monopolar radiofrequency in vaginal tissue. Viveve and Thermigen also provided mutual releases for activity prior to the Settlement Agreement.

Under the Settlement Agreement, Thermigen agrees to make certain settlement payments to Viveve.  Thermigen also agrees to pay a running royalty based on net revenue received for sales, rental or lease of any Thermigen generator provided to a U.S. customer with ThermiVa functionality available (or that becomes available) and U.S. ThermiVa consumables revenue.

The foregoing is a brief description of the material terms of the Settlement Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Settlement Agreement, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2018. The Company also intends to seek appropriate confidential treatment of certain terms and provisions of the Settlement Agreement in connection with the filing of such agreement, in accordance with the procedures of the Securities and Exchange Commission.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2018, in connection with Patricia Scheller’s previously disclosed resignation from her position as Chief Executive Officer of the Company, the Company and Ms. Scheller entered into a Consulting Agreement, effective as of May 11, 2018 (the “Consulting Agreement”), pursuant to which Ms. Scheller will provide advisory services relating to the transition of duties and assisting with business matters for a period of 6 months, unless earlier terminated or extended by the parties. Ms. Scheller will receive a monthly fee of $16,000 for her services.

In addition, on May 30, 2018, under approval of the Board of Directors of the Company, the Company entered into a Separation Agreement and Release Agreement with Ms. Scheller, effective as of May 11, 2018 (the “Separation Agreement”). Pursuant to the Separation Agreement, Ms. Scheller is entitled to receive: (i) base salary continuation for 12 months, (ii) a monthly cash payment in an amount equal to the employer portion of her monthly health insurance premium until the earliest of 12 months following the date of termination, the expiration of her continuation coverage under COBRA or the date she becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, (iii) continued vesting of all stock options and other stock-based awards held by Ms. Scheller that would have vested had she remained employed through December 31, 2018, (iv) accelerated vesting of such awards for an additional six months following such date, and (v) extension of the period of exercisability of such awards for a  period of twelve months following the effective date of the Separation Agreement.

The foregoing descriptions of the terms of the Consulting Agreement and Separation Agreement do not purport to be complete and are qualified in their entirety by reference to the Consulting Agreement and Separation Agreement, which are filed as exhibits 10.1 and 10.2 to this Current Report on Form 8-K, and are incorporated herein by reference.

Item 8.01 Other Events.

On June 4, 2018, the Company issued a press release announcing its entry into the Settlement Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Consulting Agreement between the Company and Patricia Scheller, dated May 30, 2018, effective as of May 11, 2018
10.2	Separation Agreement between the Company and Patricia Scheller, dated May 30, 2018, effective as of May 11, 2018
99.1	Press Release, dated June 4, 2018, titled “Viveve Announces Settlement of Patent Infringement Litigation with Thermi.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2018	Viveve Medical, Inc.

	By:	/s/ Scott Durbin
Scott Durbin Chief Executive Officer